                       SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549

                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(D) OF
                      THE SECURITIES EXCHANGE ACT OF 1934


      Date of Report (Date of earliest event reported): February 27, 1998
                                                        -----------------


                          PREMIERE TECHNOLOGIES, INC.
                           (Exact name of registrant
                          as specified in its charter)


           Georgia                   0-27778               59-3074176
    ----------------------        -------------       ---------------------
       (State or other            (Commission          (I.R.S. Employer
        jurisdiction of            File Number)         Identification No.)
        incorporation)


     3399 Peachtree Road, N.E.
     The Lenox Building, Suite 600
     Atlanta, Georgia                                        30326
     ----------------------------------------------------------------
     (Address of principal executive offices)              (Zip Code)


      Registrant's telephone number, including area code:  (404) 262-8400

                                      N/A
         -------------------------------------------------------------
         (Former name or former address, if changed since last report)
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ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.

     On February 27, 1997 (the "Effective Date"), Premiere Technologies, Inc. (the "Company" or "Premiere"), Xpedite Systems, Inc. ("Xpedite") and Nets Acquisition Corp. ("Acquisition Sub") consummated the merger (the "Merger") of Xpedite with and into Acquisition Sub pursuant to which Xpedite became a wholly-owned subsidiary of Premiere. The Merger was consummated in accordance with that certain Agreement and Plan of Merger (the "Merger Agreement") dated as of November 13, 1997 by and among, Premiere, Xpedite and Acquisition Sub.

     Under the terms of the Merger Agreement, the Merger will result in the issuance of approximately 10,985,000 shares of Premiere's common stock, par value $0.01 per share (the "Premiere Common Stock"), to the stockholders of Xpedite. Xpedite stockholders have the right to receive 1.165 shares of Premiere Common Stock for each share of Xpedite common stock, par value $0.01 per share (the "Xpedite Common Stock"), outstanding on the Effective Date. The exchange ratio was determined by dividing $34.00 by the average of the daily last sale prices ("Average Closing Price") for the shares of Premiere Common Stock for the twenty consecutive trading days on which such shares were actually traded as over-the-counter securities and quoted on the Nasdaq National Market (as reported by the Wall Street Journal) ending at the close of trading on the trading day immediately preceding the Effective Date (i.e., February 26, 1998). The Average Closing Price was $29.18125. Based on the closing price of Premiere's Common Stock on March 12, 1998 of $29.5625, the shares issued in the Merger have a value of approximately $324.7 million. In addition, Premiere converted existing Xpedite options and warrants into options and warrants to acquire approximately 466,000 shares of Premiere Common Stock.

     The Merger is expected to be accounted for as a pooling-of-interests and to be tax free to the Xpedite shareholders for federal income tax purposes. Roy B. Andersen, Jr., president of Xpedite, has joined Premiere's Board of Directors. He will continue to serve as president and chief executive officer of Xpedite and will be primarily responsible for its operations.

     Approval of the issuance of the shares of Premiere Common Stock pursuant to the Merger required the affirmative vote of a majority of Premiere's Common Stock present and entitled to vote at the special meeting of the Premiere shareholders held on February 27, 1998. As of the record date, January 23, 1998, there were 33,966,198 shares of Premiere Common Stock outstanding and entitled to vote at the special meeting. At the special meeting, 26,100,600 shares of Premiere Common Stock were voted, with 25,942,749 shares voting in favor of the issuance of the shares of Premiere Common Stock pursuant to the Merger.

     Approval of the Merger required the affirmative vote of a majority of Xpedite's Common Stock entitled to vote at the special meeting of Xpedite shareholders held on February 27, 1998. As of the record date, January 23, 1998, there were 9,083,473 shares of Xpedite's Common Stock outstanding and entitled to vote at the Xpedite special meeting. At the special meeting, 6,319,278 shares of Xpedite's Common Stock were voted, with 6,316,671 shares of Xpedite's Common Stock voting in favor of the Merger.

     Xpedite is a Delaware corporation that provides a wide range of computer and fax based services focused primarily on high volume electronic distribution. Xpedite delivers its document distribution services via fax or electronic mail using its proprietary, private, world-wide document distribution network (the "Xpedite Network") with points of presence in over 70 cities in over 29 countries. Premiere intends to use the acquired assets, including the Xpedite Network, in the same or similar manner.

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ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

     (A)  FINANCIAL STATEMENTS OF THE BUSINESS ACQUIRED:

          The financial statements required by this item will be filed by amendment not later than 60 days after the date this initial report on Form 8-K must be filed.


     (B)  PRO FORMA FINANCIAL INFORMATION:

          The pro forma financial information required by this item will be filed by amendment not later than 60 days after the date this initial report on form 8-K must be filed.


     (C)  EXHIBITS.


    2.1 Agreement and Plan of Merger dated as of November 13, 1997, including exhibits thereto, by and among Premiere Technologies, Inc., Nets Acquisition Corp. and Xpedite Systems, Inc. (filed as Annex A to the Joint Proxy Statement/Prospectus filed as part of the Registrant's Form S-4 Registration Statement (No. 333-41675) filed December 8, 1997, and amended January 28, 1998, and incorporated herein by reference).

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                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       PREMIERE TECHNOLOGIES, INC.


                                       By: /s/ Patrick G. Jones
                                           --------------------------------
                                           Patrick G. Jones
                                           Senior Vice President of
                                           Finance and Legal

Dated: March 13, 1998

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                                 EXHIBIT INDEX


    2.1 Agreement and Plan of Merger dated as of November 13, 1997, including exhibits thereto, by and among Premiere Technologies, Inc., Nets Acquisition Corp. and Xpedite Systems, Inc. (filed as Annex A to the Joint Proxy Statement/Prospectus filed as part of the Registrant's
         Form S-4 Registration Statement (No. 333-41675) filed December 8, 1997, and amended January 28, 1998, and incorporated herein by reference).